UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/11/2005

Argonaut Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-14950

Delaware	95-4057601
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10101 Reunion Place, Suite 500
San Antonio, TX 78216
(Address of Principal Executive Offices, Including Zip Code)

(210)321-8400
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Incentive Compensation

On March 11, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Argonaut Group, Inc. (the "Company") granted annual incentive compensation awards of cash and restricted shares of the Company's common stock to executive officers of the Company for 2004 performance, as well as long term incentive compensation awards in the form of stock options to purchase shares of the Company's stock. All stock options and restricted shares were granted pursuant to the Company's Amended and Restated Stock Incentive Plan ("Stock Incentive Plan"). Annual and long term incentive compensation awards were granted as follows: $262,510 cash, 11,792 shares of restricted stock and 100,000 stock options to Mark E. Watson III.; $61,257 cash, 1,572 shares of restricted stock and 20,000 stock options to Barbara C. Bufkin.; $61,259 cash and 1,965 shares of restricted stock to Mark W. Haushill; $55,144 cash, 1,768 shares of restricted stock and 20,000 stock options to Byron L LeFlore, Jr.; and $48,312 cash, 1,446 shares of restricted stock and 20,000 stock options to Charles W. Weaver. The exercise price for the stock options is $22.26 per share, the closing price per share of the Company's common stock reported on the NASDAQ National Market on the date of grants, March 11, 2005. The stock options will vest and become exercisable ratably in four annual installments beginning on March 11, 2006, subject to the achievement of individual performance goals set by the Compensation Committee. The shares of restricted stock will vest ratably in three annual installments beginning on March 11, 2006. Fifty percent of the vesting is subject to the achievement of additional performance triggers.

The Committee also on March 11, 2005, granted to Mark W. Haushill 2,000 shares of restricted stock related to 2005 performance. The shares of restricted stock will vest and become exercisable ratably in four annual installments beginning on March 11, 2006, subject to the achievement of individual performance goals set by the Compensation Committee.

The Committee granted certain additional awards of cash and restricted shares in recognition of exceptional performance in 2004 as follows: $18,757 cash and 842 restricted shares to Ms. Bufkin; and $40,021 cash and 1,796 restricted shares to Mr. LeFlore. The additional shares of restricted stock, all granted pursuant to the terms of the Company's Stock Incentive Plan, will vest ratably in four annual installments beginning on March 11, 2006.

The Committee also granted 25,000 shares of restricted stock to Mr. Watson as long term incentive compensation in connection with the signing of the Amended and Restated Executive Employment Agreement between the Company and Mr. Watson described below. Granted pursuant to the terms of the Company's Stock Incentive Plan, the restricted shares will vest ratably in five annual installments beginning on March 11, 2006.

The Committee also approved an increase in the compensation of the Company's executive officers based on performance. The base salary levels of the Company's executive officers have been established at the following levels, effective February 1, 2005: Mark E. Watson III $600,000; Barbara C Bufkin $275,000; Mark W. Haushill $275,000; Byron L. LeFlore, Jr. $250,000; and Charles W. Weaver $245,000.

Employment Contract

On March 11, 2005, the Company modified the terms of Mr. Watson's employment agreement dated July 1, 2003 (the "2003 Agreement") and entered into an Amended and Restated Executive Employment Agreement (the "2005 Agreement") which provides as follows: (i) the term of Mr. Watson's employment was extended for five additional years, ending in March 2010; (ii) Mr. Watson's annual base salary was increased to $600,000 from $500,000 effective February 1, 2005; and (iii) the severance benefit payable under the 2003 Agreement was increased from three times base salary to five times base salary upon the occurrence of a Change of Control as defined in the 2003 Agreement. In addition, in the event of Mr. Watson's death while in the employ of the Company, the 2005 Agreement extends Mr. Watson's right to a continuation of medical and health insurance benefits to his surviving spouse for a one-year period. All other terms of the 2003 Agreement, which is described more fully in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 6, 2004, remain unchanged in the 2005 Agreement.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Argonaut Group, Inc.

Date: March 17, 2005.	By:	/s/ Byron L. LeFlore, Jr.
Byron L. LeFlore, Jr.
Senior Vice President, Secretary and General Counsel